Exhibit 99

FOR IMMEDIATE RELEASE

September 18, 2013

Contact: (analysts) Kris Wenker: 763-764-2607

(media) Kirstie Foster: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2014 FIRST QUARTER RESULTS

Company Reaffirms Full-year Outlook

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the first quarter of fiscal 2014. The period includes three months of incremental contribution from new businesses (Yoplait Canada, Yoki Alimentos and Immaculate Baking Company) added in the previous year.

Fiscal 2014 First Quarter Financial Summary

•	Net sales rose 8 percent to $4.37 billion, with new businesses contributing 5 percentage points of the growth.

•	Segment operating profit grew 6 percent to $812 million, including a 7 percent increase in advertising and media investment.

•	Diluted earnings per share (EPS) totaled 70 cents, below year-ago results that included a net benefit from a discrete tax item and higher mark-to-market valuation of certain commodity positions.

•	Adjusted diluted EPS, which excludes certain items affecting comparability, totaled 70 cents this year compared to 66 cents in last year’s first quarter. (Please see Note 8 below for reconciliation of this non-GAAP measure.)

Net sales for the 13 weeks ended Aug. 25, 2013, grew 8 percent to $4.37 billion. Pound volume grew 8 percent, primarily reflecting acquisitions. Price realization and mix contributed 1 point of net sales growth, and foreign exchange subtracted 1 point of growth. Gross margin was below year ago levels, reflecting changes in mark-to-market valuation of certain commodity positions, input cost inflation and the change in business mix. Advertising and media expense was 7 percent higher than year-ago levels. Total segment operating profit grew 6 percent to $812 million (please see Note 8 below for reconciliation of this non-GAAP measure). First-quarter net earnings attributable to General Mills totaled $459 million and diluted earnings per share totaled 70 cents. These results were below year-ago levels that included a net benefit of 16 cents per share from several discrete items. Adjusted diluted EPS, which excludes certain items affecting comparability, totaled 70 cents in the first quarter of fiscal 2014, up 6 percent compared to 66 cents a year ago (please see Note 8).

Chairman and Chief Executive Officer Ken Powell said this performance represented a solid start to the new fiscal year. “In particular, our net sales growth in the quarter reflects a healthy mix of gains from established brands, strong introductory shipments for new products, and contributions from new businesses added to our portfolio. These first-quarter results have us on track to achieve the key financial targets we’ve set for fiscal 2014.”

New products contributing to net sales growth in the quarter included Yoplait Greek yogurt, Nature Valley Soft-baked Oatmeal Squares, Honey Nut Cheerios Medley Crunch cereal, Pillsbury gluten-free refrigerated dough products, new Helper dinner mix varieties and, in Brazil, new Yoki Kit Facil dinner mixes. Established brands including Lucky Charms and Cinnamon Toast Crunch cereals, Progresso Light ready-to-serve soups, Yoplait Greek 100 calorie yogurt, Totino’s frozen pizza and snacks, Larabar fruit and nut energy bars and, in China, Wanchai Ferry frozen dumplings and dim sum varieties, also contributed to net sales growth.

U.S. Retail Segment Results

First-quarter net sales for General Mills’ U.S. Retail segment totaled $2.58 billion, up 4 percent from a year earlier. Pound volume grew 1 percent, and net price realization and mix contributed 3 percentage points of net sales growth. The Snacks, Big G, Baking Products and Small Planet Foods divisions each contributed to the U.S. Retail segment net sales increase, and Yoplait and Frozen Foods division net sales matched year-ago results. Meals division net sales declined slightly. U.S. Retail segment advertising and media expense increased 4 percent from year-ago levels, and segment operating profit grew 6 percent to $612 million.

International Segment Results

First-quarter net sales for General Mills’ consolidated international businesses grew 22 percent to reach $1.32 billion. Pound volume grew 30 percent, driven by new businesses. Price realization and mix subtracted 5 points of net sales growth, and foreign currency subtracted 3 points. On a constant-currency basis, International segment net sales rose 25 percent overall, led by growth in Latin America and Canada. Latin America net sales nearly tripled on a constant-currency basis including incremental contributions from Yoki, and constant-currency net sales in Canada rose 21 percent including the Yoplait business that transitioned to direct ownership in September 2012. Constant-currency net sales in the Asia / Pacific region grew 13 percent, and declined 3 percent in Europe. (Please see Note 8 below for reconciliation of this non-GAAP measure.) International segment operating profit of $126 million essentially matched strong year-ago levels despite input cost inflation, negative foreign currency effects, and a 15 percent increase in advertising and media expense.

Convenience Stores and Foodservice Segment Results

First-quarter net sales for the Convenience Stores and Foodservice segment totaled $468 million, 1 percent below year-ago results. Pound volume declined 3 percent, while net price realization and mix contributed 2 points of net sales growth. Baking mixes, cereal and frozen breakfast items led sales performance in the quarter. Segment operating profit grew 10 percent in the quarter to $74 million.

Joint Venture Summary

Combined after-tax earnings from the Cereal Partners Worldwide (CPW) and Häagen-Dazs Japan (HDJ) joint ventures totaled $24 million, up 4 percent from year-ago results. Constant-currency net sales for CPW grew 1 percent in the quarter, and constant-currency net sales for HDJ essentially matched strong prior-year levels.

Corporate Items

Unallocated corporate items totaled $74 million of expense in this year’s first quarter, compared to $21 million of income a year ago. Mark-to-market valuation of certain commodity positions represented a $1 million net increase in expense in the first quarter of 2014 compared to a $82 million net decrease in expense in last year’s first quarter. Excluding these mark-to-market effects, unallocated corporate items totaled a net $73 million of expense this year compared to a net $61 million of expense a year ago.

Net interest expense of $79 million was 5 percent below year-ago levels, primarily due to changes in debt mix. The effective tax rate was 32.3 percent in this year’s first quarter. Excluding mark-to-market effects in both 2014 and 2013, along with a discrete tax item recorded in the first quarter of 2013, the adjusted effective tax rate was 32.2 percent in this year’s first quarter compared to 31.4 percent a year ago. (Please see Note 8 below for a reconciliation of this non-GAAP measure.)

Cash Flow Items

Cash provided by operating activities totaled $381 million in the first quarter. Capital investments in the period totaled $124 million. Dividends paid rose to $248 million, reflecting the 15 percent increase in the dividend rate year-over-year. During the first quarter, General Mills repurchased more than 6 million shares of common stock at an aggregate price of $327 million. Average diluted shares outstanding totaled 660 million for the first quarter of 2014, down 1 percent from year-ago levels.

Outlook

Powell said, “We continue to be excited about our 2014 business plans, which call for sales and earnings growth consistent with our long-term model, along with strong cash returns to shareholders through dividend growth and share repurchase activity.” The company reaffirmed its full-year fiscal 2014 guidance of low single-digit growth in net sales, mid single-digit growth in segment operating profit, and adjusted diluted EPS of $2.87 to $2.90.

General Mills will hold a briefing for investors today, Sept. 18, 2013, beginning at 8:30 a.m. Eastern time. You may access the web cast from General Mills’ internet home page: generalmills.com.

Adjusted diluted EPS, total segment operating profit, international sales excluding foreign currency translation effects, and adjusted effective tax rate are each non-GAAP measures. Reconciliations of these measures to their relevant GAAP measures appear in Note 8 to the attached Consolidated Financial Statements.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 25, 2013	Aug. 26, 2012	% Change
Net sales	$4,372.7	$4,051.0	7.9%
Cost of sales	2,759.7	2,422.7	13.9%
Selling, general, and administrative expenses	875.4	839.0	4.3%
Restructuring, impairment, and other exit costs	2.8	9.2	NM

Operating profit	734.8	780.1	(5.8)%
Interest, net	78.8	83.0	(5.1)%

Earnings before income taxes and after-tax earnings from joint ventures	656.0	697.1	(5.9)%
Income taxes	212.0	158.1	34.1%
After-tax earnings from joint ventures	24.1	23.1	4.3%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	468.1	562.1	(16.7)%
Net earnings attributable to redeemable and noncontrolling interests	8.8	13.2	NM

Net earnings attributable to General Mills	$459.3	$548.9	(16.3)%

Earnings per share - basic	$0.71	$0.84	(15.5)%

Earnings per share - diluted	$0.70	$0.82	(14.6)%

Dividends per share	$0.38	$0.33	15.2%

	Quarter Ended
	Aug. 25, 2013	Aug. 26, 2012	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	36.9%	40.2%	(330)
Selling, general, and administrative expenses	20.0%	20.7%	(70)
Operating profit	16.8%	19.3%	(250)
Net earnings attributable to General Mills	10.5%	13.5%	(300)

	Quarter Ended
	Aug. 25, 2013	Aug. 26, 2012	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Gross margin	36.9%	38.2%	(130)
Operating profit	16.9%	17.5%	(60)
Net earnings attributable to General Mills	10.6%	10.8%	(20)

(a)	See Note 8 for a reconciliation of this measure not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 25, 2013	Aug. 26, 2012	% Change
Net sales:
U.S. Retail	$2,584.1	$2,493.9	3.6%
International	1,320.8	1,085.5	21.7%
Convenience Stores and Foodservice	467.8	471.6	(0.8)%

Total	$4,372.7	$4,051.0	7.9%

Operating profit:
U.S. Retail	$611.9	$575.1	6.4%
International	125.6	125.8	(0.2)%
Convenience Stores and Foodservice	74.1	67.7	9.5%

Total segment operating profit	811.6	768.6	5.6%
Unallocated corporate items	74.0	(20.7)	NM
Restructuring, impairment, and other exit costs	2.8	9.2	NM

Operating profit	$734.8	$780.1	(5.8)%

	Quarter Ended
	Aug. 25, 2013	Aug. 26, 2012	Basis Pt Change
Segment operating profit as a % of net sales:
U.S. Retail	23.7%	23.1%	60
International	9.5%	11.6%	(210)
Convenience Stores and Foodservice	15.8%	14.4%	140

Total segment operating profit	18.6%	19.0%	(40)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Aug. 25, 2013	Aug. 26, 2012	May 26, 2013
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$758.9	$1,508.4	$741.4
Receivables	1,637.5	1,473.5	1,446.4
Inventories	1,773.6	1,808.5	1,545.5
Deferred income taxes	114.3	63.2	128.0
Prepaid expenses and other current assets	408.9	363.8	437.6

Total current assets	4,693.2	5,217.4	4,298.9
Land, buildings, and equipment	3,789.4	3,603.5	3,878.1
Goodwill	8,615.2	8,207.7	8,622.2
Other intangible assets	5,003.9	4,723.7	5,015.1
Other assets	842.9	883.0	843.7

Total assets	$22,944.6	$22,635.3	$22,658.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,425.5	$1,264.9	$1,423.2
Current portion of long-term debt	748.0	1,441.1	1,443.3
Notes payable	1,583.1	1,682.1	599.7
Other current liabilities	1,706.3	1,587.4	1,827.7

Total current liabilities	5,462.9	5,975.5	5,293.9
Long-term debt	5,913.5	5,462.0	5,926.1
Deferred income taxes	1,409.6	1,127.5	1,389.1
Other liabilities	1,868.9	2,125.5	1,952.9

Total liabilities	14,654.9	14,690.5	14,562.0

Redeemable interest	995.9	851.6	967.5
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,189.6	1,288.7	1,166.6
Retained earnings	11,157.9	10,289.6	10,702.6
Common stock in treasury, at cost, shares of 117.6, 109.8 and 113.8	(3,928.3)	(3,346.1)	(3,687.2)
Accumulated other comprehensive loss	(1,670.4)	(1,662.5)	(1,585.3)

Total stockholders’ equity	6,824.3	6,645.2	6,672.2
Noncontrolling interests	469.5	448.0	456.3

Total equity	7,293.8	7,093.2	7,128.5

Total liabilities and equity	$22,944.6	$22,635.3	$22,658.0

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 25, 2013	Aug. 26, 2012
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$468.1	$562.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	151.0	139.2
After-tax earnings from joint ventures	(24.1)	(23.1)
Distributions of earnings from joint ventures	15.0	37.0
Stock-based compensation	41.3	38.3
Deferred income taxes	22.9	(51.2)
Tax benefit on exercised options	(31.6)	(18.1)
Pension and other postretirement benefit plan contributions	(12.1)	(5.5)
Pension and other postretirement benefit plan costs	30.8	32.6
Restructuring, impairment, and other exit costs	(5.6)	(8.6)
Changes in current assets and liabilities, excluding the effects of acquisitions	(207.9)	(130.5)
Other, net	(66.7)	(83.4)

Net cash provided by operating activities	381.1	488.8

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(123.8)	(140.6)
Acquisitions, net of cash acquired	—	(31.8)
Investments in affiliates, net	11.0	7.5
Proceeds from disposal of land, buildings, and equipment	3.0	0.3
Exchangeable note	—	14.5
Other, net	(3.4)	(3.5)

Net cash used by investing activities	(113.2)	(153.6)

Cash Flows - Financing Activities
Change in notes payable	985.9	1,155.9
Payment of long-term debt	(719.9)	(0.4)
Proceeds from common stock issued on exercised options	11.7	39.0
Tax benefit on exercised options	31.6	18.1
Purchases of common stock for treasury	(298.2)	(272.5)
Dividends paid	(247.5)	(217.8)
Distributions to noncontrolling and redeemable interest holders	(0.9)	(29.5)

Net cash (used) provided by financing activities	(237.3)	692.8

Effect of exchange rate changes on cash and cash equivalents	(13.1)	9.2

Increase in cash and cash equivalents	17.5	1,037.2
Cash and cash equivalents - beginning of year	741.4	471.2

Cash and cash equivalents - end of period	$758.9	$1,508.4

Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions:
Receivables	$(198.5)	$(143.8)
Inventories	(241.6)	(324.0)
Prepaid expenses and other current assets	27.6	(5.4)
Accounts payable	47.1	176.9
Other current liabilities	157.5	165.8

Changes in current assets and liabilities	$(207.9)	$(130.5)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)	In the first quarter of fiscal 2014, we changed the name of our Bakeries and Foodservice operating segment to Convenience Stores and Foodservice. The businesses included in this segment were unchanged.

(3)	Our consolidated results for the first quarter of fiscal 2014 include operating activity from the acquisitions of Yoki Alimentos S.A. in Brazil (second quarter of fiscal 2013), Immaculate Baking Company in the United States (third quarter of fiscal 2013), and the assumption of the Canadian Yoplait franchise license (second quarter of fiscal 2013). Collectively, these items are referred to as “new businesses” in comparing our fiscal 2014 results to fiscal 2013 within this release.

(4)	During the first quarter of fiscal 2014, we did not undertake any new restructuring actions. We recorded restructuring charges of $3 million in our International segment related to a productivity and cost savings plan approved in the fourth quarter of fiscal 2012. These restructuring actions are expected to be completed by the end of fiscal 2014 and we expect to record approximately $6 million related to these actions in fiscal 2014. In the first quarter of fiscal 2014, we paid $8 million in cash related to previously announced restructuring actions.

(5)	For the first quarter of fiscal 2014, unallocated corporate items totaled $74 million of expense compared to $21 million of income in the same period last year. We recorded a $1 million net increase in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the first quarter of fiscal 2014, compared to a $82 million net decrease in expense in the first quarter of fiscal 2013.

(6)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
In Millions, Except per Share Data	Aug. 25, 2013	Aug. 26, 2012
Net earnings attributable to General Mills	$459.3	$548.9

Average number of common shares - basic EPS	643.0	650.4
Incremental share effect from: (a)
Stock options	12.8	12.4
Restricted stock, restricted stock units, and other	4.5	4.6

Average number of common shares - diluted EPS	660.3	667.4

Earnings per share - basic	$0.71	$0.84
Earnings per share - diluted	$0.70	$0.82

(a)	Incremental shares from stock options and restricted stock units are computed by the treasury stock method.

(7)	The effective tax rate for the first quarter of fiscal 2014 was 32.3 percent compared to 22.7 percent for the first quarter of fiscal 2013. The 9.6 percentage point increase was primarily related to the restructuring of our General Mills Cereals, LLC (GMC) subsidiary during the first quarter of fiscal 2013 which resulted in a $67 million decrease to deferred income tax liabilities related to the tax basis of the investment in GMC and certain distributed assets, with a corresponding discrete reduction to income taxes.

(8)	We have included five measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), restructuring costs reflecting employee severance expense (“restructuring costs”), and a discrete tax item related to a subsidiary (“tax item”) (collectively, these 3 items are referred to as “certain items affecting comparability” in this footnote), (2) earnings comparisons as a percent of net sales excluding certain items affecting comparability, (3) total segment operating profit, (4) net sales growth rates for our International segment in total and by region excluding the impact of changes in foreign currency exchange, and (5) effective income tax rates excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

Diluted EPS excluding certain items affecting comparability follows:

	Quarter Ended
Per Share Data	Aug. 25, 2013	Aug. 26, 2012
Diluted earnings per share, as reported	$0.70	$0.82
Mark-to-market effects (a)	—	(0.07)
Restructuring costs (b)	—	0.01
Tax item (c)	—	(0.10)

Diluted earnings per share, excluding certain items affecting comparability	$0.70	$0.66

(a)	See Note 5.
(b)	See Note 4. The impact is less than $.01 on diluted earnings per share excluding certain items affecting comparability for the first quarter of fiscal 2014.
(c)	See Note 7.

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follows:

	Quarter Ended
In Millions	Aug. 25, 2013		Aug. 26, 2012
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,613.0	36.9%	$1,628.3	40.2%
Mark-to-market effects (b)	0.8	—%	(81.6)	(2.0)%

Adjusted gross margin	$1,613.8	36.9%	$1,546.7	38.2%

Operating profit as reported	$734.8	16.8%	$780.1	19.3%
Mark-to-market effects (b)	0.8	—%	(81.6)	(2.0)%
Restructuring costs (c)	2.8	0.1%	9.0	—%

Adjusted operating profit	$738.4	16.9%	$707.5	17.5%

Net earnings attributable to General Mills as reported	$459.3	10.5%	$548.9	13.5%
Mark-to-market effects, net of tax (b)	0.5	—%	(51.4)	(1.3)%
Restructuring costs, net of tax (c)	2.6	0.1%	7.5	0.2%
Tax item (d)	—	—%	(66.7)	(1.6)

Adjusted net earnings attributable to General Mills	$462.4	10.6%	$438.3	10.8%

(a)	Net sales less cost of sales.
(b)	See Note 5.
(c)	See Note 4.
(d)	See Note 7.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

The reconciliation of International segment and region net sales growth rates as reported to growth rates excluding the impact of foreign currency exchange below demonstrates the effect of foreign currency exchange rate fluctuations from year to year. To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

	Quarter Ended Aug. 25, 2013
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant Currency Basis
Europe	Flat	3	pts	(3)%
Canada	18%	(3)		21
Asia/Pacific	15	2		13
Latin America	159	(37)		196

Total International	22%	(3	)pts	25%

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability follows:

	Quarter Ended
	Aug. 25, 2013		Aug. 26, 2012
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$656.0	$212.0	$697.1	$158.1
Mark-to-market effects (b)	0.8	0.3	(81.6)	(30.2)
Restructuring costs (c)	2.8	0.2	9.0	1.5
Tax item (d)	—	—	—	66.7

As adjusted	$659.6	$212.5	$624.5	$196.1

Effective tax rate:
As reported		32.3%		22.7%
As adjusted		32.2%		31.4%

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 5.
(c)	See Note 4.
(d)	See Note 7.